EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 22, 2014—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2014.

Net income for the three months ended September 30, 2014 was $1.898 million, or $0.39 per share-basic and diluted, down from $2.010 million, or $0.41 per share-basic and diluted for the same quarter in 2013. Net interest income for the third quarter of 2014, after the provision for loan losses for the quarter, was $6.866 million, approximately 11.2% higher than the same period in 2013, due to a decrease in interest expense and a decrease in the provision for loan losses. The provision for loan losses for the three months ended September 30, 2014 was $205 thousand compared to $1.080 million for the same period in 2013. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.62% in the third quarter of 2014 from 3.72% in the same period in 2013 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income decreased in the third quarter of 2014 by $127 thousand, or 5.8%, while non-interest expenses increased $589 thousand, or 10.1%, compared to the same period in 2013. The decrease in non-interest income was due primarily to the decrease in gains on securities sold during quarter. Non-interest expenses increased due to a $412 thousand increase in other operating expense and a $216 thousand increase in occupancy expense partially offset by a $39 thousand decrease in salaries and benefits. The increase in other operating expense was due mainly as a result of losses on the sale of other real estate and an increase in regulatory and compliance costs.

Net income for the nine months ended September 30, 2014 increased 15.1% to $5.788 million, or $1.19 per share-basic and diluted, from $5.028 million, or $1.03 per share-basic and diluted, for the nine months ended September 30, 2013. Net interest income for the nine months ended September 30, 2014, after the provision for loan losses, increased 9.0% to $20.702 million from $18.985 million for the same period in 2013. Net interest margin for the nine months ended September 30, 2014, increased to 3.65% in 2014 from 3.57% in the same period in 2013. The provision for loan losses for the nine months ended September 30, 2014 was $778 thousand compared to the provision of $1.829 million in 2013. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions.

Non-interest income increased by $530 thousand, or 9.1%, and non-interest expense increased by $1.300 million, or 7.0%, for the nine months ended September 30, 2014 when compared to the same period in 2013. The increase in non-interest income was due primarily to death benefits from bank owned life insurance policies that were received as a result of the death of an insured bank officer and increased service charges and fees offset partially by a decrease in the gains on the sale of investment securities. Non-interest expense increased primarily due to increases in other operating expenses of $836 thousand and occupancy expenses in the amount of $536 thousand partially offset by a decrease in salaries and benefits in the amount of $73 thousand. The increase in other operating expense was due mainly as a result of write-downs on other real estate, an increase in regulatory and compliance costs and an increase in automated teller machine costs.

Total assets as of September 30, 2014 increased to $889.893 million, up $16.824 million, or 1.9%, when compared to December 31, 2013. Deposits increased by $40.661 million, or 6.2%, and loans, net of unearned income, decreased by $3.463 million, or 0.9%, when compared to December 31, 2013. The decrease in loans, net of unearned income, was due to repayments in excess of new loans. Non-performing assets decreased by $2.751 million to $17.123 million at September 30, 2014 as compared to December 31, 2013, because of decreases in loans 90 days or more past due and still accruing interest and other real estate owned offset by an increase in non-accrual loans.

During the first three quarters of 2014, the Company paid dividends totaling $0.66 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months		Nine Months
	Ending September 30,		Ending September 30,
	2014	2013	2014	2013
Interest income and fees	$7,829	$8,079	$23,701	$24,057
Interest expense	758	826	2,221	3,243

Net interest income	7,071	7,253	21,480	20,814
Provision for loan losses	205	1,080	778	1,829

Net interest income after provision for loan losses	6,866	6,173	20,702	18,985
Non-interest income	2,056	2,183	6,323	5,793
Non-interest expense	6,439	5,850	19,854	18,554

Net income before taxes	2,483	2,506	7,171	6,224
Income taxes	585	496	1,383	1,196

Net income	$1,898	$2,010	$5,788	$5,028

Earnings per share—basic	$0.39	$0.41	$1.19	$1.03

Earnings per share—diluted	$0.39	$0.41	$1.19	$1.03

Dividends Paid	$0.22	$0.22	$0.66	$0.66

Average shares outstanding-basic	4,870,114	4,870,114	4,870,114	4,867,475
Average shares outstanding-diluted	4,870,719	4,870,194	4,870,664	4,869,469

	As of September 30, 2014	As of December 31, 2013
Period End Balance Sheet Data:
Total assets	$889,893	$873,069
Total earning assets	803,121	784,592
Loans, net of unearned income	388,720	392,183
Allowance for loan losses	6,728	8,077
Total deposits	695,291	654,630
Long-term borrowings	23,500	33,626
Shareholders’ equity	79,594	66,266
Book value per share	$16.32	$13.61
Period End Average Balance Sheet Data:
Total assets	$874,356	$882,285
Total earning assets	782,280	801,549
Loans, net of unearned income	390,791	371,200
Total deposits	679,462	650,931
Long-term borrowings	39,874	58,192
Shareholders’ equity	66,440	79,458
Period End Non-performing Assets:
Non-accrual loans	14,795	13,592
Loans 90+ days past due and accruing	56	2,085
Other real estate owned	2,272	4,197

	As of September 30, 2014	As of December 31, 2013
Period End Net charge-offs as a percentage of average net loans	0.54%	0.29%
Period End Performance Ratios:
Return on average assets(1)	0.88%	0.81%
Return on average equity(1)	11.62%	9.00%
Period Ending Net Interest
Margin (tax equivalent)(1)	3.65%	3.59%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com